File No. 70-8541

                          SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C.

                          POST-EFFECTIVE AMENDMENT NO. 3 TO

                                       FORM U-1

                              APPLICATION OR DECLARATION

                                        under

                                         the

                      PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                     --------------------------------------------

     National Fuel Gas Company          National Fuel Gas
     10 Lafayette Square                  Distribution Corporation
     Buffalo, New York  14203           10 Lafayette Square
                                        Buffalo, New York  14203

     Seneca Resources Corporation       National Fuel Gas Supply
     10 Lafayette Square                  Corporation
     Buffalo, New York  14203           10 Lafayette Square
                                        Buffalo, New York  14203


     National Fuel Resources, Inc.      Utility Constructors, Inc.
     10 Lafayette Square                10 Lafayette Square
     Buffalo, New York  14203           Buffalo, New York  14203


                           Horizon Energy Development, Inc.
                                 10 Lafayette Square
                               Buffalo, New York  14203

                      (Names of companies filing this statement
                    and addresses of principal executive offices)
                    ---------------------------------------------

                              NATIONAL FUEL GAS COMPANY
                       (Name of top registered holding company)
                    ---------------------------------------------

     Philip C. Ackerman                 Robert J. Reger, Jr., Esq.
     Senior Vice President              Reid & Priest LLP
     National Fuel Gas Company          40 West 57th Street
     10 Lafayette Square                New York, New York  10019
     Buffalo, New York  14203

                     (Names and addresses of agents for service)



     Item 1.   Description of Proposed Transactions.

               Paragraph 1 of Item 1 is revised in its entirety to read as follows:

               "National Fuel Gas Company ("National") is a public utility holding company registered under the Public Utility Holding Company Act of

     1935, as amended (the "Holding Company Act").  National Fuel Gas

     Distribution Corporation ("Distribution"), National Fuel Gas Supply

     Corporation ("Supply"), Seneca Resources Corporation ("Seneca"), National

     Fuel Resources, Inc. ("NFR"), Utility Constructors, Inc. ("Utility

     Constructors") and Horizon Energy Development, Inc. ("Horizon"), wholly-

     owned subsidiaries of National, are joining in this Application-

     Declaration.  Three other wholly-owned subsidiaries of National, Highland

     Land & Minerals, Inc., Data-Track Account Services, Inc. and Leidy Hub,

     Inc., have not joined in this Application or Declaration.  Neither National nor any subsidiary of National currently has an ownership interest in an exempt wholesale generator ("EWG") or a foreign utility company ("FUCO") as defined in Sections 32 and 33 of the Holding Company Act."

               Paragraphs 12 through 15 of Item 1 are revised in their entirety to read as follows:

               "None of the proceeds from the sale of the New Debentures or New

     MTNs proposed herein will be used by National or any subsidiary of National for the acquisition of an interest in an EWG or a FUCO with the exception of the following (i) Project Activities of National and Horizon described in File No. 70-8649 and authorized in HCAR 35-26364 (August 29, 1995) and

     (ii) investment by NFR, a subsidiary of NFR or a subsidiary of National (if and when formed) in all or a portion of an EWG(s) or FUCO(s)."


               National proposes to lend, by December 31, 1997, not to exceed

     $250,000,000 to Distribution, not to exceed $150,000,000 to Supply, not to exceed $150,000,000 to Seneca, not to exceed $20,000,000 to NFR, not to exceed $20,000,000 to Utility Constructors and not to exceed $100,000,000 to Horizon, in exchange for unsecured subsidiary notes; but the total amount lent by National to such subsidiaries pursuant to the order herein requested will not exceed the proceeds received by National from the issuance of the New Debentures and/or New MTNs.  The interest rates and maturity dates of such notes and their terms, conditions and features will be designed to parallel the effective cost of capital and other terms,

     conditions and features of the corresponding New Debentures and/or New

     MTNs.  This means, among other things, that National will have the option to require payment of such notes at any time to the extent that the New

     Debentures and/or New MTNs mature, are redeemed, or otherwise reacquired by

     National.

               Distribution, Supply, Seneca, NFR, Utility Constructors and

     Horizon will issue subsidiary notes to National bearing interest at the effective interest cost of the principal amount of the related New

     Debentures and/or New MTNs (which will include the coupon rate of the New

     Debenture and/or New MTN issued by National, an amortization of the underwriters' or agents' fees and an allocation of the other recoverable costs associated with the long-term debt financing program), in each case rounded to the next highest 1/100th of 1%.  For example, if National (i)

     issued $10,000,000 of New MTNs with a term of 30 years, a coupon of 8.50%

     and an all-in effective cost of 8.5735% (8.5735% equals 8.50% plus the effect of amortizing the agents' fees over the life of the New MTN (such fees for a 30-year New MTN would equal .750 of the aggregate principal amount of the New MTNs Notes sold)), and (ii) lent those proceeds to

     Seneca, Seneca would execute an unsecured promissory note to National promising to pay $10,000,000 in 30 years with an interest rate of 8.58%.

     Seneca's interest payment dates would be the same as those of National under the corresponding New MTNs, and Seneca would promise to repay principal to National early if National redeemed or tendered for the corresponding New MTNs.

               The proceeds from the sale of such notes may be used by

     Distribution, Supply, Seneca, NFR, Utility Constructors and Horizon (i) to

     reduce their respective outstanding short-term borrowings under the lines of credit described more fully in the Application or Declaration, as amended, filed with the Commission (File No. 70-8729) and the Commission's related orders and any successor Application or Declaration and Commission

     Order, (ii) to repay notes payable to National which relate to outstanding debentures or medium-term notes of National that have been redeemed or tendered for or matured and, to the extent such debentures or medium-term notes are redeemed or tendered for by National, any premium to the extent that National and such subsidiaries incur a premium in refinancing, plus unrecovered debt discount and expense on the outstanding issue tendered for or redeemed, (iii) for their construction or other capital expenditure programs, (iv) for Project Activities of Horizon as described in File No.

     70-8649 and authorized in HCAR 35-26364 (August 29, 1995), and/or (v) for

     general corporate purposes.  (Please refer to Item 6 Exhibit (B) S-10

     "Projected Statement of Cash Flows by Subsidiary for Calendar Years 1995,

     1996 and 1997" for an analysis of the projected borrowing needs of each

     National subsidiary joining in this Application or Declaration.)"

     Item 6.  Exhibits and Financial Statements.


               The following exhibits are made a part of this statement:

               (A)  Exhibits

                    G    Financial Data Schedules.*

               (B)  Financial Statements

               S-10(a) Projected Statement of Cash Flows for Horizon Energy Development, Inc. for Calendar Years, 1996 and 1997.*

               S-11 Horizon Energy Development, Inc. Pro Forma Statement of Income and Earnings Reinvested in the Business for the twelve months ended November 30, 1995, Pro Forma Balance Sheet at November 30, 1995 and Pro Forma Adjusting Entries.*

     FOOTNOTES

          *To be supplied by amendment.

     SIGNATURES

               Pursuant to the requirements of the Public Utility Holding

     Company Act of 1935, the undersigned companies have duly caused this post-

     effective amendment to be signed on their behalf by the undersigned thereunto duly authorized.


          NATIONAL FUEL GAS COMPANY

          By /s/ Gerald T. Wehrlin
             ---------------------
             Gerald T. Wehrlin
             Controller


          NATIONAL FUEL GAS
            DISTRIBUTION CORPORATION

          By /s/ Gerald T. Wehrlin
             ---------------------
             Gerald T. Wehrlin
             Senior Vice President,
               Controller


          SENECA RESOURCES CORPORATION

          By /s/ Gerald T. Wehrlin
             ---------------------
             Gerald T. Wehrlin
             Secretary, Treasurer and
               Controller


          NATIONAL FUEL GAS SUPPLY
            CORPORATION

          By /s/ Joseph P. Pawlowski
             -----------------------
             Joseph P. Pawlowski
             Treasurer


          NATIONAL FUEL RESOURCES, INC.

          By /s/ Robert J. Kreppel
             ---------------------
             David F. Smith
             President

          UTILITY CONSTRUCTORS, INC.

          By /s/ Joseph P. Pawlowski
             -----------------------
             Joseph P. Pawlowski
             Treasurer

          HORIZON ENERGY DEVELOPMENT, INC.

          By /s/ Gerald T. Wehrlin
             ---------------------
             Gerald T. Wehrlin
             Secretary

     DATED:  December 26, 1995